EXHIBIT 10.66

May 14, 2013

Mr. Brad Barton

Re: Binding Employment Offer

Dear Brad,

It is with great pleasure that Alliqua, Inc. (“Alliqua” or the “Company”) is offering you a position of full-time employment with the Company with the title of Chief Operating Officer along with roles and responsibilities typically associated with such title.

The Company hereby offers you the following compensation and benefits:

•	Annual salary of $240,000 paid bi-weekly
•	Bonus of up to 60% of prorated annual base salary based on the achievement of mutually agreed upon objectives in a calendar year and to be paid by March 15th of the following year (either equity or cash, TBD)
•	Monthly stipend of $700 to cover auto and telephone expense
•	Medical coverage similar to all covered employees in the Company
o	Company will pay 80% of rate applicable to “Single” and 50% above that rate for any of the other three (3) categories:
▪	Husband/Wife
▪	Parent/Children
▪	Family (Husband/Wife/Children)
o	Employee is responsible for premium amounts not paid for by Company
•	Dental coverage to be provided by the Company with similar co-insurance payments as offered by the Medical plan.
•	401(k) plan available for employee. The Company does not, at this time, offer any matching contributions.
•	Group Life Insurance and LTD benefits similar to all employees

**Please note – benefit programs may change from time to time throughout the Company. As a Class I executive officer, the benefits you will be entitled to will be the same as all Class I officers.

•	12,000,000 stock options with the following pricing:
o	2,400,000 @ $0.100 per share (“Tranche A”)
o	2,400,000 @ $0.125 per share (“Tranche B”)
o	2,400,000 @ $0.150 per share (“Tranche C”)
o	2,400,000 @ $0.200 per share (“Tranche D”)
o	2,400,000 @ $0.250 per share (“Tranche E”)
▪	The above options will vest as follows:
•	Tranche A to vest upon here – Tranche B to vest upon one year anniversary of employment – Tranche C to vest upon two year anniversary of employment – Tranche D to vest upon three year anniversary of employment – Tranche E to vest upon four year anniversary of employment.
•	Four (4) weeks paid vacation annually.
•	Flexible Spending Account to be used for deductible and non-covered medical expenses.

Please sign a copy of this letter and return it to me at your earliest convenience to indicate your acceptance of this offer. We are confident you will be able to make a significant contribution to the success of Alliqua and look forward to working with you.

Sincerely,

/s/ David I. Johnson

David I. Johnson

Chief Executive Officer

I accept the offer as outlined above.

/s/ Brad Barton	Date	5/17/13